Exhibit 10.10

THE SUMMIT FINANCIAL GROUP, INC.

DIRECTORS DEFERRAL PLAN

By a vote of the Summit Financial Group, Inc.’s Board of Directors, (hereinafter referred to as the, “Company”) on the 25th day of April, 2000, the Company has established The Summit Financial Group, Inc.’s Company Directors Deferral Plan (hereinafter referred to as the, “Benefit Plan”) to allow eligible Directors the opportunity to participate in the Plan and defer all or a portion of their fees in accordance therewith;

It is the intent of the Company that this Benefit Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”).

DIRECTOR’S SERVICES
So long as the Director shall continue to be a director of the Company the Director shall devote best efforts to the performance of duties as a member of the Board of Directors and of any of its committees to which the Director is appointed.

FEES
The fees covered under this Benefit Plan shall be any and all amounts paid to the Director for services as a Director, including but not limited to annual fees, meeting fees, and committee fees. The fees covered under this Benefit Plan shall be credited to the Director in the manner and on the terms and conditions specified in Paragraph IV subject to the election requirement of Paragraph III.

ELECTION OF DEFERRED COMPENSATION AND INVESTMENTS
The Director shall at the same time as entering into this Benefit Plan file a written statement with the Company notifying them as to the percent (%) or dollar amount of fees as defined in Paragraph II that is to be deferred. The election to defer fees may only be made for fees not yet earned as of the date of said election. Signed written statements filed under this section, unless modified or revoked in writing, shall be valid for all succeeding years. In addition, the Director may file with the Company quarterly investment elections setting forth the percentage that should hypothetically be invested in each particular investment vehicle. (A copy of said investment election form is attached hereto, marked as Exhibit “A-1” and fully incorporated herein by reference). Said amounts shall not actually be invested in said investments, and said investment elections are merely for the purpose of calculating interest and returns on the Deferred Compensation Account as set forth in Paragraph V. The Company shall not be under any duty to advise a participant or beneficiary with respect to any said hypothetical investment. Said investment elections must be received by the Company on or before the 25th day of the month prior to the end of the quarter.

RABBI TRUST AND CREDITS TO DEFERRED COMPENSATION ACCOUNT
The Company shall establish a Rabbi Trust for the Benefit Plan. The Company shall pay all deferral amounts to the Rabbi Trust. The Trustee shall establish a bookkeeping account for the Director (hereinafter called the, “Directors Deferred Compensation Account”) which shall be credited on the dates such fees, as defined in Paragraph II, would otherwise have been paid with the percentage or dollar amount that the Director has notified the Company in writing, pursuant to Paragraph III, that the Director elected to have deferred.

INTEREST AND RETURNS ON THE DEFERRED COMPENSATION ACCOUNT
Once each calendar quarter, the Directors Deferred Compensation Account shall be credited with an amount that is in addition to the fees credited under Paragraph IV. Such amount shall be determined by multiplying the balance of the Directors Deferred Compensation Account by a rate of interest equal to the total return for such quarter of the investments chosen by the Director pursuant to Paragraph III. Such amount shall be credited as long as there is a balance in the Directors Deferred Compensation Account and shall be credited on the last day of each calendar quarter.

NATURE OF THE DEFERRED COMPENSATION ACCOUNT
The Directors Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation to be paid to the Director at the times hereinafter specified. On the contrary, it is understood that all amounts credited to the Directors Deferred Compensation Account shall be for the sole purpose of bookkeeping and that the Director shall have no ownership rights of any nature with respect thereto. The Director’s rights are limited to the rights to receive payments as hereinafter provided and the Director’s position with respect thereto is that of a general unsecured creditor of the Company.

PAYMENT OF DIRECTOR’S DEFERRED COMPENSATION
Subject to Subparagraphs VII (A) and (B) hereinbelow, the amounts in the Directors Deferred Compensation Account shall be paid, at the election of the Director, in a lump sum, or five (5), ten (10), fifteen (15), or twenty (20) equal annual installments, plus or minus each year the annual interest gained or market value lost during the year. The Director shall make said election no later than one (1) year prior to receiving the first payment. In the event the Director fails to make said election, then the Director shall receive the payments in ten (10) equal annual installments. The amount payable would be the balance of the Director’s Deferred Compensation Account as defined in Section IV, including all interest and returns credited pursuant to Paragraph V. The payments set forth herein shall commence thirty (30) days after the end of the calendar quarter following the Director’s retirement.

The end of the Director’s term of office other than retirement: Subject to Subparagraph VII (B) hereinbelow, if the Director’s term of office ends due to resignation, removal, or failure to be elected to the Board prior to retirement, then the Director shall receive the account balance1 in a lump sum within thirty (30) days after the end of the calendar quarter following the Director’s end of term of office.
The end of the Director’s term of office or the Director’s termination of the Plan within three (3) years of the Director’s participation in the Plan: Notwithstanding the provisions set forth in Paragraph VII hereinabove, if the Director’s office ends due to resignation, removal, or failure to be re-elected to the Board, prior to retirement, or the Director terminates the Plan within the first three (3) years of the Director’s participation in the Plan, then the Directors account balance1 shall be paid in two (2) equal installments on the first and last day of the calendar year following the year in which the Director would have participated in the Plan for three (3) full years.
DEATH OF DIRECTOR PRIOR TO TERMINATION OF SERVICE OR COMMENCEMENT OF PAYMENTS
In the event of the death of the Director prior to termination of service or commencement of payments, the Director’s account balance shall be paid in a lump sum within thirty (30) days after the end of the calendar quarter following the Director’s death and shall be made to a beneficiary or beneficiaries designated by the Director in writing and delivered to the Company. In the event no designation is made, the Director’s account balance shall be paid in a lump sum to the Director’s estate. The lump sum payment to be made under this Paragraph shall be the Director’s account balance1 as determined at the quarterly evaluation following the Director’s death.

DIRECTOR’S DEATH
In the event of the death of the Director after commencement of payments, but prior to receiving all payments due under this Benefit Plan, the Director’s account balance shall be paid in a lump sum within thirty (30) days after the end of the calendar quarter following the Director’s death and shall be made to a beneficiary or beneficiaries designated by the Director in writing and delivered to the Company. In the event no designation is made, the Director’s account balance shall be paid in a lump sum to the Director’s estate. The lump sum payment to be made under this Paragraph shall be the Director’s account balance1  as determined at the quarterly evaluation following the Director’s death.

FUNDING
The Company’s obligation under this Benefit Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its obligations, the Company may, however, at its sole and exclusive option, elect to fund this Benefit Plan in whole or in part.

Should the Company elect to fund this Benefit Plan informally, in whole or in part, the manner of such informal funding, and the continuance or discontinuance of such informal funding shall be the sole and exclusive decision of the Company.

Should the Company determine to informally fund this Benefit Plan, in whole or in part, through the medium of life insurance or annuities, or both, the Company shall be the owner and beneficiary of the policy. The Company reserves the absolute right to terminate such life insurance or annuities, as well as any other funding at any time, either in whole or in part.

Any such life insurance or annuity policy purchased by the Company shall not in any way be considered to be security for the performance of the obligations for this Benefit Plan. It shall be, and remain, a general, unpledged, unrestricted asset of the Company and the Director shall have no interest in such policy whatsoever.

EFFECT ON OTHER COMPANY BENEFIT PLANS
Nothing contained in this Benefit Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group bonus or their supplemental compensation or fringe benefit plans constituting a part of the Company’s existing or future compensation structure.

ASSIGNMENT OR PLEDGE
The Directors Deferred Compensation Account and any payment payable at any time to this Benefit Plan shall not be assignable or subject to pledge or hypothecation nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise except to the extent as provided by law.

CONTINUATION AS DIRECTOR
Neither this Benefit Plan nor the payments of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Company.

NAMED FIDUCIARY
The Named Fiduciary for this Benefit Plan for purposes of claim procedures under this Benefit Plan is Russ Ratliff, or any other successor Trust Officer at South Branch Valley National Bank. The business address and telephone number of the Named Fiduciary under this Benefit Plan is as follows:

Name Russ Ratliff, Trust Officer
Bank South Branch Valley National Bank
Main Street 310 North Main Street
City, State Moorefield, West Virginia
Phone Number (304) 538-2353

The Named Fiduciary under this Benefit Plan may be changed at any time with the written consent of the Director.

CLAIMS PROCEDURE AND ARBITRATION
In the event that benefits under this Benefit Plan are not paid to the Director (or to his beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Fiduciary and Administrator named above within sixty (60) days from the date payments are refused. The Plan Fiduciary and Administrator and the Company shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim provisions of this Benefit Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fail to take any action within the aforesaid ninety-day period.

If claimants desire a second review, they shall notify the Plan Fiduciary and Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Benefit Plan or any other documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Benefit Plan upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Benefit Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Company, one member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

MISCELLANEOUS
Amendment or Revocation:
It is understood that, during the lifetime of the Participant, this Benefit Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Participant, the Company, and the Trustee.

Gender:
Whenever in this Benefit Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

Effect on Other Company Benefit Plans:
Nothing contained in this Benefit Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company’s existing or future compensation structure.

Headings:
Headings and subheadings in this Benefit Plan are inserted for reference and convenience only and shall not be deemed a part of this Benefit Plan.

Partial Invalidity:
If any term, provision, covenant, or condition of this Benefit Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Benefit Plan shall remain in full force and effect notwithstanding such partial invalidity.

                            SUMMIT FINANCIAL GROUP, INC.

                    By: /s/ Oscar M. Bean_____
Chairman of the Board

1 deferrals plus credited interest and returns